EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTER PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2009, with respect to the consolidated financial statements of Winmark Corporation included in the Annual Report on Form 10-K for the year ended December 27, 2008, which is incorporated by reference in this Post-Effective Amendment No. 5 to Form S-1.  We consent to the incorporation by reference in Post-Effect Amendment No. 5 to Form S-1 of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton, LLP

Minneapolis, Minnesota

March 13, 2009